Exhibit 4.1
EXECUTION VERSION
FIRST AMENDMENT TO RIGHTS AGREEMENT
     This First Amendment to Rights Agreement, dated as of October 24, 2008 (this “Amendment”), is between GUARANTY FINANCIAL GROUP INC., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a national banking association (the “Rights Agent”).
W I T N E S S E T H:
     WHEREAS, the Rights Agent and the Company are parties to that certain Rights Agreement, dated as of December 11, 2007 (the “Rights Agreement”);
     WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement, without the approval of any holders of shares of Common Stock;
     WHEREAS, no Distribution Date has occurred as of the date of this Amendment;
     WHEREAS, the Board of Directors of the Company has determined to amend the Rights Agreement in certain respects; and
     WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 27 of the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Rights Agent hereby agree as follows:
     Section 1. Certain Definitions. Capitalized terms used in this Amendment but not otherwise defined shall have the meanings ascribed to such terms in the Rights Agreement.
     Section 2. Amendments. Section 7(a) of the Rights Agreement is hereby deleted and replaced in its entirety with the following paragraph:
     Section 7. Exercise of Rights: Purchase Price; Final Expiration Date of Rights.
     (a) Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) 5:00 P.M., New York City time, on October 24, 2008 (the “Final

Expiration Date”) or (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 hereof (the earlier of (i) and (ii) being herein referred to as the “Expiration Date”).
     Section 3. Remaining Terms. All other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect. Notwithstanding the foregoing, the Rights Agent and the Company acknowledge and agree that upon the Final Expiration Date (as amended hereby), the Rights Agreement shall terminate and be of no further force and effect.
     Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.
     Section 6. Descriptive Headings; References. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
     Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:		GUARANTY FINANCIAL GROUP INC.

By	/s/ Scott A. Almy	By	/s/ Ronald D. Murff

Name:	Scott A. Almy	Name:	Ronald D. Murff
Title:	Executive Vice President,	Title:	Senior Executive Vice President,
	General Counsel and Secretary		and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

		By:	/s/ Dennis V. Moccia

		Name:	Dennis V. Moccia
		Title:	Managing Director